                                                                      EXHIBIT 12

                          PENNZOIL-QUAKER STATE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            For the three months ended
                                                                     March 31,
                                                            --------------------------
                                                               2002            2001
                                                            ----------      ----------
                                                           (Dollar amounts expressed in
                                                                     thousands)
Income before income from equity investees                  $    7,522      $    2,100
Distribution of income from equity investees                        46              --
Amortization of capitalized interest                                37             213
Income tax provision                                            14,332           6,756
Interest charges                                                30,065          31,869
                                                            ----------      ----------
Income before income tax provision and interest charges     $   52,002      $   40,938
                                                            ==========      ==========


Fixed charges                                               $   30,065      $   31,869
                                                            ==========      ==========

Ratio of earnings to fixed charges                                1.73            1.28
                                                            ==========      ==========


                      DETAIL OF INTEREST AND FIXED CHARGES

                                                                          For the three months ended
                                                                                  March 31,
                                                                          --------------------------
                                                                             2002            2001
                                                                          ----------      ----------
                                                                           (Expressed in thousands)
Interest charges per Consolidated Statement of Operations
  which includes amortization of debt discount, expense and premium       $   22,832      $   24,712
Add: portion of rental expense representative of interest factor (1)           7,233           7,157
                                                                          ----------      ----------

  Total fixed charges                                                     $   30,065      $   31,869

Less:  interest capitalized per Consolidated Statement of Operations              --              --
                                                                          ----------      ----------

  Total interest charges                                                  $   30,065      $   31,869
                                                                          ==========      ==========


(1) Interest factor based on management's estimates and approximates one-third of rental expense.